EXHIBIT 10.4(ii)

AMENDMENT TO THE DUKE REALTY CORPORATION
2000 PERFORMANCE SHARE PLAN
2004 AWARD AGREEMENT

THIS AMENDMENT (this “Amendment”), effective as of July 30, 2008, by and between Duke Realty Corporation, an Indiana corporation (the “Company”), and the undersigned (the “Participant”), amends that certain Performance Share Plan Award Agreement, dated as of January 28, 2004, by and between the Company and the Participant (the “PSP Award Agreement”).

In consideration of the mutual covenants contained herein, the parties agree as follows:

1. The PSP Award Agreement is hereby amended by deleting Section 7 thereof in its entirety and substituting therefor the following:

7.    Payment of Vested Performance Shares. Subject to Section 3.14 of the Plan, as amended on January 30, 2008, payment of vested Performance Shares shall be made in Shares within sixty (60) days after the first to occur of the Participant’s death, Permanent and Total Disability or Separation from Service or a Change in Control of the Company. Payment of the vested Performance Shares shall be made in a single lump sum, unless the Participant shall have previously made an election at or about the time of the original grant to receive payment in annual installments in the event of the Participant’s retirement after age 55. If installment payment was elected, the installments shall commence no later than sixty (60) days following the date of retirement (or such later date as may be required by Section 3.14 of the Plan) and, for purposes of Code Section 409A, such annual installments shall be treated as a single payment. During the installment period, cash dividends will continue to be paid on all unpaid Performance Shares.

2. All other provisions of the PSP Award Agreement shall remain the same.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.

PARTICIPANT

«Name_First_», Participant	Date

COMPANY
Duke Realty Corporation

By:	Tracy D. Swearingen	Date
Vice President, Taxation